Exhibit 10.2

COMPANY: Dent-A-Med, Inc. d.b.a. The HELPcard Mailing Address: CT Corporation 735 First National Building 120 North Robinson Oklahoma City, OK 73102 Phone: 479-750-6700 Facsimile No.: 888-621-7978	MERCHANT: Nautilus, Inc. 16400 SE Nautilus Drive Vancouver, WA 98683

The HELPcard Merchant Agreement

This HELPcard Non-Recourse Merchant Agreement (“Agreement”) is made and entered into as of the 11th day of June 2010 (“Effective Date”), by and between Dent-A-Med Inc. (“Company”) d.b.a. The HELPcard, for itself and any Eligible Assignee (as defined and described in Section 1. hereof) and Nautilus, Inc., a Washington corporation (herein “Merchant”). In consideration of the mutual promises, covenants, and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Merchant and Company agree as follows:

Section 1. Definitions.

In addition to the words and phrases defined above and elsewhere in this Agreement, the following words and phrases shall have the following meanings:

a. “Account” means an account resulting from the issuance of a Card. An Account may have more than one Card issued for it. Each Account shall be owned by, and deemed to be the property of, Company and/or Eligible Assignee.

b. “Affiliate” means any entity that is owned by, owns or is under common control with Company, Eligible Assignee or Merchant or its ultimate parent.

c. “Applicable Law” means collectively or individually any applicable law, rule, regulation or judicial, governmental or administrative order, decree, ruling, opinion or interpretation.

d. “Application” means an application for an Account under the Program.

e. “Authorization” means permission from Company and/or Eligible Assignee to make a Card Sale.

f. “Authorization Center” means the facility designated by Company and/or Eligible Assignee as the facility at which Card Sales are authorized.

g. “Business Day” means any day except Saturday or Sunday or a day on which banks are closed in the State of Arkansas.

h. “Card” means the credit card issued by Company and/or Eligible Assignee for the Program.

i. “Cardholder” means (i) the person in whose name an Account is opened, and (ii) any other authorized users of the Account and Card.

j. “Cardholder Agreement and Disclosure Statement” (also sometimes referred to as the “Cardholder Agreement”) means the credit card agreement between Company and/or Eligible Assignee and each Cardholder providing for the extension of credit by Company and/or Eligible Assignee under the Program pursuant to which the Cardholder is issued a Card, as the same may be revised from time to time by Company and/or Eligible Assignee with notification to Merchant.

k. “Card Sale” means any sale of Goods that Merchant makes to a Cardholder pursuant to this Agreement that is charged to an Account.

l. “Chargeback” means the return to Merchant and reimbursement to Company and/or Eligible Assignee of a Sales Slip for which Merchant was previously paid pursuant to Section 3 herein.

m. “Credit Slip” means evidence of credit in electronic, verbal recording, or paper form for Goods purchased from Merchant.

n. “Eligible Assignee” means CIT Bank, or any other bank or entity, which originates or purchases Accounts or is an assignee by reason of Company’s pledge or sale of the Accounts or the receivables generated by the Accounts.

o. “Fees” means the fee payable by Merchant to Company and/or Eligible Assignee as described in Section 3.c. hereof.

p. “Goods” means the products or services described in Section 2 below, certain warranties expressly authorized by Company, and related services sold by Merchant in the ordinary course of Merchant’s business to consumers for individual, family, personal or household use.

q. “Internet Application” means any Application for a Card which is received by Company and/or Eligible Assignee on-line via the Company and/or Eligible Assignee web site.

r. “Mailed-In Application” means any Application for a Card which is received by Merchant, Company and/or Eligible Assignee through the mail.

s. “Operating Instructions” means the regulatory guidelines and operating instructions and/or procedures or written instructions designated by Company and/or Eligible

Assignee and agreed to from time to time in writing by Merchant, which agreement shall not be unreasonably withheld, from time to time concerning the Program.

t. “Program” means the revolving credit card program promoted by Merchant whereby Accounts will be established and maintained by Company and/or Eligible Assignee, Cards issued by Company and/or Eligible Assignee to qualified consumers purchasing Merchant’s Goods, and Card Sales funded all pursuant to the terms of this Agreement.

u. “Sales Slip” means evidence of a Card Sale in electronic, verbal recording, or paper form for Goods purchased from Merchant.

v. “Telephone Application” means any Application for a Card which is received from a consumer or solicited by Merchant via telephone and for which the applicant’s credit or other information required to apply for a Card is obtained by Merchant from the applicant over the telephone.

w. “Terminal” means an electronic terminal or computer capable of communicating by means of an on-line or dial-up electronic link with an Authorization Center.

Section 2. Scope and Purpose.

Merchant engages in the sale of fitness equipment and other products. Merchant has requested Company and/or Eligible Assignee to make financing available to consumers purchasing Goods from Merchant and Merchant has agreed to execute this Agreement in order to make the Program available to its consumers and secure its benefit for Merchant. Company and/or Eligible Assignee has agreed to provide financing under the Program to individual qualified consumers purchasing Merchant’s Goods pursuant to the terms and conditions set forth in this Agreement.

a. Forms and Cards. Company will provide to Merchant standard Sales Slips, Credit Slips and other forms from time to time for use by Merchant in the Program, which documents may be changed from time to time by Company upon reasonable advance notice to Merchant. Merchant agrees to pay for non-standard forms and for forms in excess of normal usage. The design and content of Cards and billing statements and the terms and conditions of Accounts and combined Applications and Cardholder Agreement and Disclosure Statement shall be determined by Company and/or Eligible Assignee and are subject to change by Company and/or Eligible Assignee from time to time.

b. Credit Review, Ownership of Accounts. All completed Applications for Accounts submitted to Company and/or Eligible Assignee will be processed and approved or declined by Company and/or Eligible Assignee in accordance with Company’s and/or Eligible Assignee’s standard credit criteria and procedures from time to time established by Company and/or Eligible Assignee, with Company and/or Eligible Assignee having and retaining all rights to reject or accept such Applications. Company and/or Eligible Assignee will only accept Applications for revolving credit pursuant to the credit card it issues for individual, personal, family or household use. Company and/or Eligible Assignee shall own the Accounts and shall bear the credit risk for such Accounts, except as otherwise provided in this Agreement. Merchant acknowledges and agrees that it shall have no interest whatsoever in the Accounts. Company and/or Eligible Assignee shall not be obligated to take any action under an Account, including making future advances or credit available to Cardholders. Company and/or Eligible Assignee shall not be obligated to accept Applications for a Card or to approve any Card Sale for consumers that do not have their principal residence and billing address in the fifty United States or the District of Columbia.

c. Card Promotions, Services and Enhancements. Company and Merchant may from time to time mutually agree to offer to existing or potential Cardholders special credit promotions, additional services and/or enhancements. The terms of such promotions, services and enhancements shall be mutually agreed upon by Company and Merchant and are subject to change or discontinuance by Company and Merchant. In consideration of Company’s providing special credit promotions that are mutually agreed upon by Company and Merchant in writing and to compensate Company for such promotions, Merchant agrees to pay to Company for the period agreed upon by Company and Merchant such rates, amounts and/or be subject to discounts expressly set forth herein or as Company and Merchant may mutually agree upon in writing from time to time. Company may deduct amounts owed to it hereunder from amounts owed to Merchant under this Agreement.

d. Merchant Customer Lists. Company acknowledges that the names and addresses of Merchant customers provided by Merchant to Company constitute a customer list of Merchant in which Merchant has proprietary rights and which Merchant regards as (and which is acknowledged by Company to constitute) a trade secret of Merchant. Accordingly, Company and/or Eligible Assignee shall not use such list except with the prior written consent of Merchant, or to carry out its obligations under this Agreement. Merchant grants to Company and/or Eligible Assignee the right to use such customer list solely for such purposes. Company and/or Eligible Assignee shall exercise such care with respect to such customer list as it does with its own trade secrets. Notwithstanding the confidentiality provisions of this Agreement, Merchant as owner of such customer list may use such names and addresses for any purpose.

e. Cardholder List. Merchant agrees that Company and/or Eligible Assignee is the owner of the Cardholder list and that Company, Eligible Assignee and its Affiliates may use such list to solicit Cardholders for credit card products offered by Company, Eligible Assignee and/or any of its Affiliates or other types of accounts or financial products or insurance services offered by Company and/or any of its Affiliates. The Cardholder list shall be subject to the confidentiality provisions of this Agreement.

Section 3. Fees, Discounts, Charges, Rates and Funding.

Except as otherwise provided herein, the following consumer rate, fees, discount and charges shall be effective for the Initial Term of this Agreement.

a. Consumer Rate. The consumer rate to be charged on purchases with the Card shall be a variable rate equal to the prime rate plus a margin of *% subject to change from time to time by Company and/or Eligible Assignee, but in no event less than *% or greater than the maximum allowable rate permitted by applicable law.

b. Determination of Fees and Discounts. The rate, Fees, discounts and charges described in this Section 3 are subject to change by Company and will become effective upon 30 days advance notice to Merchant.

c. Merchant. Merchant agrees to pay the Company a Fee equal to *% of the amount of credit that is approved and fully funded by Company; such payment shall be made by discount or deduction of said Fee from amounts paid to Merchant by the Company. Merchant agrees to pay the Company a return Fee, if applicable, for each credit, return and/or Chargeback as set forth in the Return/Credit/Chargeback Policy attached to this Agreement; such payment shall be made by discount or deduction of said return Fee from amounts paid to Merchant by Company.

d. Acceptance, Offset & Funding.

(i) Company agrees to pay to Merchant the amount of each valid and authorized Sales Slip presented to Company during the term of this Agreement, less the amount of the outstanding Fees, Credit Slips, amounts described herein, and amounts agreed to by the parties pursuant to Section 2.c, that Merchant owes to Company at the time. Outstanding Account balances for Sales Slips subject to Chargeback and any other amounts owed by Merchant to Company under this Agreement may also offset or be recouped from future amounts owed to Merchant under this Agreement. Any amounts owed by Merchant to Company that cannot be paid by the aforesaid means shall be due and payable by Merchant within 10 days of Merchant’s receipt of written notice for such amount. Should Merchant fail to repay amounts due Company within 10 days of notice the Company may assess interest at *% per annum on the amount due from the date the debt occurred until cured. Any payment made by Company to Merchant shall not be final but shall be subject to subsequent review and verification by Company as to Merchant’s compliance with the terms and conditions set forth in this Agreement as they relate to the transaction initiating the obligation by Company to pay Merchant, including, without limitation, Sections 4, 5, 7, and 8. Company’s liability to Merchant with respect to the funding of any Card Sale or Sales Slip shall not exceed the amount on the relevant Sales Slip less the amount of a relevant Credit Slip) in connection with such transaction. In no event shall Company or Merchant be liable for incidental or consequential damages under or in connection with this Agreement or any transaction contemplated herein. See the Program Options and Rate Schedule for additional information on amounts due and funding.

*	Certain information in this section has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii) The provisions of Section 3.d(i) and Section 7 notwithstanding, Merchant shall not owe Company, and Company shall not offset, discount, or recoup for, or otherwise seek recovery of, amounts or exercise a any right to effect a Chargeback with respect to any events or circumstances described in Section 7.a(i) longer than ninety days after Merchant has provided the relevant Sales Slip to the Company, or described in Section 7.a(iii) after the time within which the relevant Cardholder is allowed under U.S. federal law is permitted to contest payment to Company, its successors or assigns, with respect to the relevant Card Sale.

e. Funding. The transaction initiating the obligation by Company to fund Merchant under this Agreement will be as specified by the Merchant selected Program(s) as contained in the attached Program Options and Rate Schedule. Funding by Company and/or Eligible Assignee to Merchant shall be made to Merchant’s account at a bank designated by Merchant as set forth in the “Checking Account Information Authorization” attached to this Agreement. Company and/or Eligible Assignee will use its best efforts to make such payments on the first Business Day after receipt, verification and processing by Company of the transmission of the transaction data, if such transmission is received by 1:00 pm Central Standard Time; if received later than 1:00 pm Central Standard Time, then on the second Business Day after receipt, verification and processing of said transmission.

Section 4. Merchant Responsibilities Concerning Consumer Transactions.

Merchant covenants and agrees that Merchant shall:

a. Honor all valid Accounts without discrimination, when properly presented by Cardholders for payment of Goods.

b. Not require, through an increase in price or otherwise, any Cardholder to pay any surcharge at the time of sale or pay any part of any charge imposed by Company and/or Eligible Assignee on Merchant.

c. Not establish minimum or maximum charge amounts without Company and/or Eligible Assignee’s prior written approval.

d. In the event Merchant elects to offer the Program at Merchant’s retail locations, Merchant agrees to display at each of its locations, advertising and promotional materials relating to the Card, including, without limitation, take-one Applications for the Card and use and display such materials in accordance with any specifications provided by Company and/or Eligible Assignee. Such materials shall be used only for the purpose of soliciting accounts for the Program. Any solicitation, written material, advertising or the like relating to the Program or the products offered pursuant to the Program shall be prepared or furnished by Company and/or Eligible Assignee or shall receive Company’s and/or Eligible Assignee’s prior written approval. Company will charge Merchant and Merchant agrees to pay the cost of any such advertising and promotional materials. Any such materials shall not be used by Merchant following termination of this Agreement.

e. Use only the form of, or modes of transmission for, Application/Cardholder Agreements, Sales Slips and Credit Slips as are provided by Company and/or Eligible Assignee, and not use any Application/Cardholder Agreements, Sales Slips, and Credit Slips provided by Company and/or Eligible Assignee other than in connection with a Card transaction.

f. With respect to Telephone Applications, Merchant shall:

(i) Make sure all information requested on the Telephone Application is complete;

(ii) Using the verbal scripts provided by the Company, give the applicant the applicable financing disclosures at the time: a) the Telephone Application information is requested or b) the Cardholder is advised the Telephone Application is approved, and include such other disclosures as may be required by Company and/or Eligible Assignee from time to time;

(iii) Record the verbal communication of financing disclosures given to the applicant, including such other disclosures as may be required by Company, using a recording medium acceptable to Company;

(iv) Provide all information required by Company and/or Eligible Assignee from time to time for approval of Applications by telephone or other electronic transmission including recordings of the financing disclosures given to the applicant and recordings of any such other telephone disclosures as may be required by the Company;

(v) Not submit to Company and/or Eligible Assignee for funding any Sales Slip resulting from a telephone Card Sale until the Goods are shipped to the Cardholder; and

(vi) Merchant represents and warrants that in connection with telephone solicitations, it has adopted such policies and procedures to ensure compliance with all applicable federal and state laws, regulations or rules relating to telemarketing and/or telephone solicitations including but not limited to the Telephone Consumer Protection Act of 1991 (“TCPA”) 42 USC 227 and 152(b); Chapter I, Title 47 of the Code of Federal Regulations, parts 64 and 68, the Telemarketing and Consumer Fraud and Abuse Prevention Act (TCFAPA) 15 U.S.C. §6101-6108; 16 CFR Part 310 and any applicable telemarketing or telephone solicitation laws of the state from which Merchant shall be initiating telephone solicitations for the Card.

g. With respect to Mailed-In Applications, Merchant shall:

(i) Make sure all information requested on the Application is complete;

(ii) Provide all information required by Company and/or Eligible Assignee from time to time for approval of Applications by mail and legibly insert the Account number on the Application in the designated area;

(iii) Merchant represents and warrants that in connection with mail-order sales, it has adopted such policies and procedures to ensure compliance with all applicable federal and state laws, regulations or rules relating to mail order sales including but not limited to all applicable requirements of Title 16 Code of Federal Regulations, Chapter I, Subchapter D, part 435.1 (“Mail Order Rule”);

(iv) Not submit to Company and/or Eligible Assignee for funding any Sales Slip resulting from a mail order Card Sale until the Goods are shipped to the Cardholder; and

(v) Send a copy of the approved Mailed-In Application to Company and/or Eligible Assignee within five (5) Business Days after the date the Goods are shipped to the Cardholder or the Sales Slip funded by Company and/or Eligible Assignee.

h. With respect to Internet Applications, Merchant shall:

(i) Include a link to the Company web site, and include language notifying visitors that they may complete an application for a Card via the Internet by clicking on such link. The link will be provided and maintain by Company;

(ii) Not submit to Company and/or Eligible Assignee for funding any Sales Slip resulting from an Internet Application until the Goods are shipped to the Cardholder;

(iii) Include a copy of the Terms and Conditions with all Goods shipped; and

(iii) Not permit any additional purchases, Internet or otherwise, on an Account for a period of not less than seven (7) days after notification from Company and/or Eligible Assignee that Company and/or Eligible Assignee has approved an Internet Application for an Account.

i. Telephone Applications, Mailed-in Applications and Internet Applications do not require the signature of the applicant/cardholder, provided, however, Merchant warrants the validity and veracity of all authorizations for said applications.

j. With respect to Sales Slips Merchant shall:

(i) Enter on a single Sales Slip (1) a description of all Goods purchased in the same transaction in detail sufficient to identify the transaction; (2) the date of the transaction; (3) the Authorization number; and (4) the entire amount due for the transaction (including any applicable taxes);

(ii) REQUEST AUTHORIZATION FROM COMPANY’S AND/OR ELIGIBLE ASSIGNEE’S AUTHORIZATION CENTER UNDER ALL CIRCUMSTANCES. (Company and/or Eligible Assignee may refuse to accept or fund any Sales Slip that is presented to Company and/or Eligible Assignee for payment more than thirty (30) days after the date of Authorization of the Card Sale). Merchant agrees not to divide a single transaction between two or more Sales Slips. However, if necessary, a transaction may be split in order for a consumer to use their own personal (non-merchant sponsored) credit card to complete the transaction. If Authorization is granted, legibly enter the Authorization number in the designated area on the Sales Slip. If Authorization is denied, not complete the transaction and follow any instructions from the Authorization Center. Merchant shall use its best efforts, by reasonable and peaceful means, to retain or recover a Card that is presented to Merchant:

(1) if Merchant is advised to retain the Card in response to an Authorization request; or

(2) if Merchant has reasonable grounds to believe that the Card is counterfeit, fraudulent, or stolen. The obligation to retain or recover a Card imposed by this Section does not authorize a breach of the peace or any injury to persons or property, and Merchant will hold Company and/or Eligible Assignee harmless from any claim arising from any injury to person or property or other breach of the peace.

(iii) Enter on the Sales Slip sufficient information to identify the Cardholder and Merchant, including at least, Merchant’s name, Cardholder’s name, Account number, expiration date and any effective date on the Card. Merchant shall be deemed to warrant the Cardholder’s true identity as an authorized user of the Card;

(iv) if the Merchant is presented with the Card prior to the purchase, check the effective date, if any, and the expiration date on the Card;

(v) Obtain the signature of the Cardholder on the Sales Slip, and compare the signature on the Sales Slip with the signature panel of the Card and if identification is uncertain or if Merchant otherwise questions the validity of the Card, contact Company’s Authorization Center for instructions. For telephone orders (TO), mail orders (MO) or Internet orders (IO) only, the Sales Slip may be completed without the Cardholder’s signature, but Merchant shall, in addition to all other requirements under this Section 4, not deliver Goods or perform services after being advised that the “TO”, “MO” or “IO” has been canceled or that the Card is not to be honored;

(vi) IDENTIFICATION OF THE CARDHOLDER IS THE RESPONSIBILITY OF MERCHANT;

(vii) Present the Sales Slip to Company and/or Eligible Assignee for funding, but not before such time as all Goods are shipped and all services are performed. If the Card Sale is cancelled or the Goods or services cancelled or returned, the Sales Slip is subject to Chargeback; and

(viii) If applicable, enter the Card Sale into the Terminal including Company’s and/or Eligible Assignee’s approval code.

k. Credit Slips. If Goods are accepted by Merchant for return, any Card Sale or services are terminated or canceled in accordance with Merchant’s policies and procedures regarding cancelled orders or returns, or Merchant allows any price adjustment, then Merchant shall not make any cash refund, but shall complete and deliver to Company and/or Eligible Assignee within seven (7) days a Credit Slip evidencing the refund or adjustment. Merchant shall sign and date each Credit Slip and include thereon a brief description of the Goods returned, services terminated or canceled, refund or adjustment made, the date of the original Card Sale, Authorization number, Cardholder’s name, address and Account number, and the date and amount of the credit, all in sufficient detail to identify the transaction. The amount of the Credit Slip cannot exceed the amount of the original transaction as reflected on the Sales Slip. Merchant shall issue Credit Slips only in connection with previous bona fide Card Sales and only as permitted hereunder.

l. Not receive any payments from a Cardholder for charges included on any Sales Slip resulting from the use of any Card, nor receive any payments from a Cardholder to prepare and present a Credit Slip for the purpose of effecting a deposit to the Cardholder’s Account.

m. Cardholder Complaints. Merchant shall within ten (10) days of receipt provide Company with a copy of any written complaint about financing provided by Company from any Cardholder concerning an Account.

n. Satisfy all other requirements designated in the Operating Instructions. In the event there is any inconsistency between any Operating Instructions and this Agreement, this Agreement shall govern unless otherwise expressly indicated by Company in any Operating Instructions.

o. Present each Sales Slip and deliver each Credit Slip to Company or such other person designated by Company, within seven (7) Business Days after the date of the respective sale or credit transaction.

Section 5. Merchant Representations and Warranties.

Merchant represents and warrants to Company as of the Effective Date and throughout the term of this Agreement the following:

a. That each Card Sale will arise out of a bona fide sale of Goods by Merchant and will not involve the use of the Card and/or Account for any other purpose.

b. That each Card Sale will be to a consumer for personal, family, or household purposes.

c. That Cardholder Applications will be available to the public (i) without regard to race, color, religion, national origin, sex, marital status, or age (provided the applicant has the capacity to enter into a binding contract) and (ii) not in any manner which would discriminate against an applicant or discourage an applicant from applying for the Card.

d. That it has full corporate power and authority to enter into this Agreement; that all corporate action required under any organization documents to make this Agreement binding and valid upon Merchant according to its terms has been taken; and that this Agreement is and will be binding, valid and enforceable upon Merchant according to its terms.

e. That it is not in violation of any material covenants in any debt instruments to which it is a party as of the Effective Date of this Agreement.

f. Neither (i) the execution, delivery and performance of this Agreement, nor (ii) the consummation of the transactions contemplated hereby will constitute a violation of law or a violation or default by Merchant under its articles of incorporation, by laws or any organization documents, or any material agreement or contract and no authorization of any governmental authority is required in connection with the performance by Merchant of its obligations hereunder.

g. There are no proceedings or investigations pending, or, to the knowledge of Merchant, threatened, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality having jurisdiction over Merchant or its properties: (i) asserting the invalidity of this Agreement or seeking to prevent the consummation of any of the transactions contemplated hereunder, or (ii) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the ability of Merchant to perform its obligations hereunder.

h. Merchant has and will retain throughout the term of this Agreement all required licenses to perform its obligations under this Agreement.

Section 6. Company Representations and Warranties.

Company represents and warrants to Merchant as of the Effective Date and throughout the term of this Agreement the following:

a. That Cardholder Applications will be available to the public (i) without regard to race, color, religion, national origin, sex, marital status, or age (provided the applicant has the capacity to enter into a binding contract) and (ii) not in any manner which would discriminate against an applicant or discourage an applicant from applying for the Card.

b. That it has full corporate power and authority to enter into this Agreement; that all corporate action required under any organization documents to make this Agreement binding and valid upon Company according to its terms has been taken; and that this Agreement is and will be binding, valid and enforceable upon Company according to its terms.

c. That it is not in violation of any covenants in any debt instruments to which it is a party as of the Effective Date of this Agreement.

d. Neither (i) the execution, delivery and performance of this Agreement, nor (ii) the consummation of the transactions contemplated hereby will constitute a violation of law or a violation or default by Company under its articles of incorporation, by laws or any organization documents, or any material agreement or contract and no authorization of any governmental authority is required in connection with the performance by Company of its obligations hereunder.

e. There are no proceedings or investigations pending, or, to the knowledge of Company threatened, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality having jurisdiction over Company or its properties: (i) asserting the invalidity of this Agreement or seeking to prevent the consummation of any of the transactions contemplated hereunder, or (ii) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the ability of Company to perform its obligations hereunder.

f. Company and each Eligible Assignee has and will retain throughout the term of this Agreement all required licenses to perform its obligations under this Agreement. Neither Company, Eligible Assignee nor any of their directors, officers, employees or assigns has been excluded from any federal or state health care program or has otherwise been sanctioned or excluded from doing business with any federal or state government agency or program.

Section 7. Chargebacks to Merchant.

Merchant agrees as follows:

a. Chargebacks. Company agrees to abide by all Federal Regulations; however, subject to the time limits contained in Section 3.d(ii), any Sales Slip or Card Sale may be subject to Chargeback under any one or more of the following circumstances and thereupon the provisions of Section 7.b. below shall apply:

(i) The relevant Application or any information on that Application or the particular Sales Slip involved or any required information on that Sales Slip (such as the account number, expiration date of the Card, description of Dealer or Goods purchased, transaction amount or date) is illegible or incomplete, or except as provided in Section 4., the Sales Slip or Application is not executed by the Cardholder; or Authorization is not obtained from Company’s Authorization

Center, or a valid Authorization number is not correctly and legibly entered on the Sales Slip; or the Sales Slip is a duplicate of an item previously paid, or the price of the Goods or services shown on the Sales Slip differs from the amount shown on the Cardholder’s copy of the Sales Slip;

(ii) Company determines that

(1) In connection with the particular Sales Slip involved or the transaction to which it relates, Merchant has materially breached or failed to satisfy, any term, condition, covenant, warranty, or other provision of this Agreement, including, without limitation, Sections 4 and 5 above, or of the Operating Instructions, or the Application for the relevant Card or the opening of the relevant Account; or

(2) the particular Sales Slip, Application/Cardholder Agreement or Card Sale that is involved is fraudulent or is subject to any claim of illegality, cancellation, rescission, avoidance or offset for any reason whatsoever not encompassed within Section 7.a(iii) including, without limitation, negligence, fraud, misrepresentation, or dishonesty on the part of the customer or Merchant or its agents, employees, licensees, or franchisees, or that the related transaction is not a bona fide transaction in Merchant’s ordinary course of business;

(iii) If the Company determines, in its sole discretion, after reasonable investigation the Cardholder has a valid dispute with Merchant or denies in good faith: (1) the Card Sale or other Card transaction (including any requests for credit adjustments issued by Merchant which have not been posted to the Account); (2) the execution of the Sales Slip or Application/Cardholder Agreement; (3) the delivery, quality, or performance of the goods, services or warranties purchased; or (4) the Cardholder has not authorized the Card Sale; and Merchant is unable or chooses not to resolve such dispute or denial as provided in Section 7.b. below; or

(iv) Merchant fails to deliver to Company the Sales Slip, Credit Slip, Application, Verbal recording, or other records of the Card transaction within the times required in this Agreement.

b. Resolution and Payment. Subject to the time limits in Section 3.d(ii), Merchant is required to resolve any dispute or other of the circumstances described above in (a) of this Section 7 to Company’s satisfaction within ten (10) days of notice of Chargeback or Merchant shall pay to Company the full amount of each Sales Slip subject to Chargeback or the portion thereof designated by Company, as the case may be, plus a return Fee, if applicable, as set forth in the Return/Credit/Chargeback Policy attached hereto. Upon Chargeback to Merchant of a Sales Slip, Merchant shall become owner of the receivable associated with the Sales Slip and have full right to payments made under said receivable and bear all liability and risk of loss associated with such Sales Slip or receivable, or the applicable portion thereof, without warranty by, or recourse or liability to, Company.

Company may deduct amounts owed to Company under this Section from any amounts owed to Merchant under this Agreement.

c. Excessive Chargebacks. If (i) the aggregate number of Sales Slips subject to Chargeback exceeds *% of the total number of Card Sales submitted by Merchant with respect to an individual Merchant location in any calendar quarter or (ii) the aggregate dollar amount of all Sales Slips subject to Chargeback in any monthly billing cycle exceeds *% of the total net balances of all Accounts at end of such monthly billing cycle ((i) and (ii) are herein individually and collectively called “Excessive Chargebacks”). In the event of Excessive Chargebacks, Company has the right, in its sole discretion, to terminate this Agreement pursuant to Section 16.

d. The terms and provisions of this Section 7 shall survive the termination of this Agreement until all Accounts existing at the time of termination are paid In-Full or otherwise charged off.

Section 8. Electronic Transmission & Records.

Data, records and information shall be transmitted and maintained as described below.

a. Transmission of Data. In lieu of depositing paper Sales Slips and Credit Slips with Company, Merchant shall transmit to Company, by electronic transmission or other form of transmission designated by Company all data required by this Agreement to appear on Applications, Sales Slips and Credit Slips. All data transmitted shall be in a medium, form and format designated by Company and shall be presorted according to Company’s instructions. Any errors in such data or in its transmission shall be the sole responsibility of Merchant. The means of transmission indicated above in this Section or other means approved by Company, shall be the exclusive means utilized by Merchant for the transmission of Application, Sales Slip or Credit Slip transaction data to Company. Merchant shall use a secure line for communicating with Company pursuant to the guidelines set forth in Section 4. Company’s voice Authorization Center will be available for use for times when the secure line authorization system is not in operation.

b. Receipt of Transmission. Upon successful receipt of any transmission, Company shall accept such transmission and pay Merchant in accordance with this Agreement, subject to subsequent review and verification by Company and to all other rights of Company and obligations of Merchant as set forth in this Agreement. Merchant agrees to deliver upon demand by Company a duplicate of any prior transmission, at the expense of Company, if such demand is made within forty-five (45) calendar days of the original transmission.

*	Certain information in this section has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

c. Records. Merchant shall maintain the actual paper Sales Slips, Credit Slips, Verbal Recordings, and other records, including recordings of telephone applications and financing disclosures, pertaining to any transaction covered by this Agreement for such time and in such manner as Company or any law or regulation may require, but in no event less than two (2) years after the date Merchant presents each transaction data to Company, and Merchant shall make and retain for at least seven (7) years legible copies of such actual paper Applications, Sales Slips, Credit Slips or other transaction records. Within ten (10) days of receipt of Company’s and/or Eligible Assignee’s request, Merchant shall provide to Company and/or Eligible Assignee the actual paper Applications, Sales Slips, Credit Slips or other transaction records including telephone recordings, and any other documentary evidence available to Merchant and reasonably requested by Company and/or Eligible Assignee to meet its obligations under law (including its obligations under the Fair Credit Billing Act) or otherwise to respond to questions, complaints, lawsuits, counterclaims or claims concerning Accounts or requests from Cardholders, or to enforce any rights Company and/or Eligible Assignee may have against a Cardholder, including, without limitation, litigation by or against Company and/or Eligible Assignee, collection efforts and bankruptcy proceedings, or for any other reason. In the event Merchant fails to comply in any material respect with the provisions of this Section 8 and such failure results in an actual loss to the Company, Company and/or Eligible Assignee may process a Chargeback for each Card Sale involved pursuant to Section 7 above.

d. Production. Promptly upon termination of this Agreement or upon the request of Company, Merchant will provide Company and/or Eligible Assignee with all original and microfilm copies of documents required to be retained under this Agreement. In addition, Merchant will provide Company and/or Eligible Assignee all Verbal Applications.

Section 9. Payments by Cardholder and Endorsement.

Merchant agrees that Company and/or Eligible Assignee has the sole right to receive payments on any Sales Slip funded by Company and/or Eligible Assignee. Unless specifically authorized in writing by Company and/or Eligible Assignee, Merchant agrees not to make any collections on any such Sales Slip. Merchant agrees to hold in trust for Company and/or Eligible Assignee any payment received by Merchant of all or part of the amount of any such Sales Slip and to deliver promptly the same in kind to Company and/or Eligible Assignee as soon as received together with the Cardholder’s name, Account number, and any correspondence accompanying the payment and deliver same within five (5) days of receipt by Merchant. Merchant agrees that Merchant shall be deemed to have endorsed any Sales Slip, Credit Slip, or Cardholder payments by check, money order, or other instrument made payable to Merchant that a Cardholder presents to Company and/or Eligible Assignee in Company’s and/or Eligible Assignee’s favor, and Merchant hereby authorizes Company and/or Eligible Assignee to supply such necessary endorsements on behalf of Merchant.

Section 10. Merchant Credit Information.

Company may annually review Merchant’s financial stability. To assist Company in doing this, Merchant shall deliver to Company no later than ninety (90) days after the end of each fiscal year, an audited financial statement, including, without limitation, all footnotes. Merchant warrants and represents that financial statements submitted to Company by or on behalf of Merchant are true and accurate and Merchant agrees to supply such additional credit information as Company may reasonably request from time to time. Merchant understands that Company may verify the information on any financial statement or other information provided by Merchant at the sole cost and expense of the Company and, from time to time, may seek credit and other information concerning Merchant from others and may provide information regarding this Program including financial and other information to its Eligible Assignees, Affiliates or others for purposes of its asset securitizations and sales.

Section 11. Business Practices.

a. Merchant agrees to provide adequate services in connection with each Card Sale pursuant to standard customs and trade practices and any applicable manufacturer’s warranties, and to provide such repairs, service and replacements and take such other corrective action as may be required by law.

b. Company and/or Eligible Assignee agree to provide adequate services in connection with each Card Sale pursuant to standard customs and trade practices including prompt and accurate posting of payments to accounts, prompt and courteous resolution of Cardholder questions about accounts and any action required by law or to maintain positive relationships with Merchant’s customers.

Section 12. Cardholder Account Information.

Merchant shall comply with all Applicable Law regarding privacy and the Direct Marketing Association privacy promise. Merchant shall not sell, purchase, provide, or exchange Account information in the form of Sales Slips, copies of Sales Slips, mailing lists electronic copies or other media obtained by reason of a Card transaction to any third party other than to Merchant’s agents for the purpose of assisting Merchant in its business with Company, Eligible Assignee or pursuant to a government request.

Section 13. Change in Ownership; Assignments.

Each party agrees to send the other party at least thirty (30) days prior written notice of any change in such party’s name or location, any material change in ownership of Merchant’s business or any change in Sales Slip or Credit Slip information concerning Merchant. The parties recognize that the Company has contracted and/or may contract with CIT Bank, or other Eligible Assignee. This Agreement shall cover all Accounts issued through or acquired by CIT Bank or any other Eligible Assignee and the receivables generated by the Accounts. All obligations for payments to Merchant, as reflected herein, are assigned to and assumed by the applicable Eligible Assignee. The parties acknowledge that the Company, CIT Bank, and any other Eligible Assignee may assign their rights and/or obligations under this Agreement provided that no such assignment shall relieve the assignor of its obligations hereunder except to the extent that Merchant expressly agrees in writing to relieve an assignor of such obligations. Except as provided in this Section 13, this Agreement is not assignable or transferable by either party in whole or in part except with the prior written consent of the other party.

Section 14. Indemnification.

a. Indemnification by Merchant. Merchant shall be liable to and shall indemnify and hold harmless Company, Eligible Assignee and its Affiliates associated with the Program and their respective officers, employees, agents and directors from any losses, damages, claims or complaints incurred by Company, Eligible Assignee or any Affiliate or their respective officers, employees, agents and directors arising out of: (i) Merchant’s failure to comply with this Agreement or any of the Operating Instructions; (ii) any claim, dispute, complaint or setoff made by a Cardholder in good faith with respect to anything done or not done by Merchant in connection with Card Sales or Credit Slips that constitutes a violation of a duty or promise by Merchant; (iii) anything done or not done by Merchant in connection with the furnishing of any Goods, warranties or services purchased by Cardholders that constitutes a violation of a duty or promise by Merchant; (iv) the death or injury to any person or the loss, destruction or damage to any property arising out of the design, manufacture or furnishing by Merchant of any Goods, warranties or services purchased by Cardholders; (v) any claim or complaint of a third party in connection with Merchant’s advertisements and promotions relating to the Card which have not been reviewed or approved by Company; (vi) any illegal or improper conduct of Merchant or its employees or agents; and (vii) any claim or complaint by a consumer that Merchant has violated the Equal Credit Opportunity Act, Truth in Lending Act, or any other act and related Applicable Laws.

b. Indemnification by Company. Company shall be liable to and shall indemnify and hold harmless Merchant and its subsidiaries or Affiliates and their respective officers, employees, agents and directors from any losses, damages, claims or complaints incurred by Merchant or any subsidiary or affiliate of Merchant or their respective officers, employees, agents and directors arising out of (i) Company’s failure to comply with this Agreement or any of the Operating Instructions; (ii) any claim, dispute or complaint by a Cardholder made in good faith resulting from anything done or not done by Company in connection with such Cardholder’s Account; (iii) any illegal or improper conduct of Company, or its employees or agents with respect to the Card, a Card Sale, an Account or any other matters relating to the Program; (iv) any claim, dispute, complaint or setoff by a consumer made in good faith resulting from a violation by Company, with respect to the Application/Agreement, of the Equal Credit Opportunity Act, Truth in Lending Act or any other act and related Applicable Laws and regulations; and (v) any claim, dispute or complaint of any thirty party made in good faith in connection with advertisements and promotions prepared by Company relating to the Card. Notwithstanding the foregoing, the indemnification by Company shall not apply to any claim or complaint relating to the failure of Merchant to resolve a billing inquiry or dispute with a Cardholder where such failure was not caused by Company.

c. Notice of Claim & Survival. In the event that Company or Merchant shall receive any claim or demand or be subject to any suit or proceeding of which a claim may be made against the other under this Section, the indemnified party shall give prompt written notice thereof to the indemnifying party and the indemnifying party will be entitled to participate in the settlement or defense thereof with counsel satisfactory to indemnified party at the indemnifying party’s expense. In any case, the indemnifying party and the indemnified party shall cooperate (at no cost to the indemnified party) in the settlement or defense of any such claim, demand, suit, or proceeding. The terms of this Section 14 shall survive the termination of this Agreement.

Section 15. Assignments Related to Chargebacks.

If there is a Chargeback with respect to any Card Sale, Company shall assign, without recourse, all right to payment for such Card Sale to Merchant free and clear of right, claim of title or lien. Company will provide reasonable documentation in connection with all Chargebacks.

Section 16. Term and Termination.

a. Term. This Agreement shall be effective as of the Effective Date and shall remain in effect for one (1) year (“Initial Term”), subject to earlier termination as set forth below. Thereafter, this Agreement shall be automatically renewed for successive one year terms (the “Renewal Term(s)”) unless and until terminated as provided herein.

b. Termination. This Agreement shall continue until terminated by either party by giving the other party not less than thirty (30) days written notice by certified mail, express delivery or by facsimile. Merchant’s and Company’s obligations on charges accepted by the Company prior to the effective date of the termination shall survive such termination, and the acceptance of charges after such notice shall be at the sole discretion of the Company on a case by case basis. Termination of this Agreement by either party does not relieve Merchant or Company from obligations incurred by the acceptance of charges by the Company prior to receipt of notice and Merchant’s and Company’s indemnification obligations as provided herein shall survive any termination of this Agreement and shall remain in effect until all unpaid accounts receivable generated by Merchant have been paid in full by the respective Cardholders.

c. Duties and Rights Upon Termination. Upon termination of this Agreement, Merchant will promptly submit to Company all Card Sales, Sales Slips, credits and other data made through the date of termination. Neither shall be liable to the other party for any direct or indirect damages that either party may suffer as a result of any rightful termination of this Agreement in accordance with the terms of this Agreement.

Section 17. Status of the Parties.

In performing their responsibilities pursuant to this Agreement, Company and Merchant are in the position of independent contractors, and in no circumstances shall either party be deemed to be the agent or employee of the other. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or an association for profit between Company and Merchant. Any amounts ever owing by Merchant pursuant to this Agreement represent contractual obligations only and are not a loan or debt.

Section 18. Force Majeure.

Neither party to this Agreement shall be liable to the other by reason of any failure in performance of this Agreement in accordance with its terms if such failure arises out of a cause beyond the control and without the fault or negligence of such party. Such causes may include but are not limited to acts of God, of the public enemy or of civil or military authority, unavailability of energy resources, system or communication failure, delay in transportation, fires, strikes, riots or war. In the event of any force majeure occurrence, the disabled party shall use its best efforts to meet its obligations as set forth in this Agreement.

Section 19. Limited License.

Merchant hereby authorizes Company for purposes of this Agreement to use Merchant’s name, logo, registered trademarks and servicemarks (if any) and any other proprietary designations (“Proprietary Materials”) on the Cards, Applications, periodic statements, billing statements, collection letters or documents, promotional or advertising materials and otherwise in connection with the Program, subject to Merchant’s periodic reasonable review of such use and to such reasonable specifications of Merchant. Merchant represents and warrants that it has obtained appropriate federal trademark registrations to protect its interest in the use and ownership of the Proprietary Materials. Merchant shall, indemnify, defend and hold Company harmless from any loss, damage, expense or liability arising from any claims of alleged infringement of the Proprietary Materials (including attorneys’ fees and costs). Merchant may not use any name, logo, or service mark of Company or any of its Affiliates in any manner without the prior written consent of Company.

Section 20. Confidentiality.

Merchant will keep confidential and not disclose to any person or entity (except to employees, officers, partners or directors of Merchant who are engaged in the implementation and execution of the Program) all information, software, systems and data, that Merchant receives from Company or from any other source, relating to the Program and matters which are subject to the terms of this Agreement, including, but not limited to, Cardholder names and addresses or other Account information, and shall use, or cause to be used, such information solely for the purposes of the performance of Merchant’s obligations under the terms of this Agreement. Company will keep confidential and not disclose to any person or entity (except employees, officers, agents or directors of Company, its subsidiaries or affiliates who are engaged in the implementation and execution of the Program) any information that Company receives from Merchant and shall use, or cause to be used, such information solely for the performance of Company’s obligations under the terms of this Agreement. In the event Company sells or assigns the Accounts or any portion of the Accounts under the Program, Company may disclose any information under this provision reasonably necessary or required to effectuate such sale or assignment. The provisions of this Section 20 shall survive the termination of this Agreement.

Section 21. Additional Products & Services.

Company and/or any of its Affiliates may at any time, whether during or after the term of this Agreement and whether the Accounts are owned by Company, solicit Cardholders for any other credit cards or other types of accounts or financial products or insurance services offered by Company and/or any of its Affiliates. However, Company agrees not to use the name, logo, or service mark of Merchant or any of its Affiliates in such solicitations without the prior written consent of Merchant.

Section 22. Notices.

All notices required or permitted by this Agreement shall be in writing and shall be sent to the respective parties at the addresses set forth herein. Said notices shall be deemed to be received when sent to the above addresses (i) upon three (3) Business Days after deposit in the U.S. first class mail with postage prepaid, (ii) upon personal delivery, or (iii) upon receipt by telex, facsimile, or overnight/express courier service or mail.

Section 23. Amendments and Supplementary Documents.

If a modification is reasonably determined by Company or Merchant to be required by any state or federal law, rule, regulation, governmental or judicial order, opinion, interpretation or decision, such party shall notify the other party, and either party may terminate this Agreement if an acceptable amendment is not agreed upon within ten (10) days of the notice. Reference herein to “this Agreement” shall include any schedules, appendices, exhibits, and amendments hereto. Any amendment or modification to this Agreement must be in writing and signed by a duly authorized officer of Company and Merchant to be effective and binding upon Company and Merchant; no oral amendments or modifications shall be binding upon the parties.

Section 24. Nonwaiver and Extensions.

Neither Company nor Merchant shall not by any act, delay, omission, or otherwise be deemed to have waived any rights or remedies hereunder. Either party agrees that the other party’s failure to enforce any of its rights under this Agreement shall not affect any other right of such party or the same right in any other instance.

Section 25. Rights of Persons Not a Party.

This Agreement shall not create any rights on the part of any person or entity not a party hereto, whether as a third party beneficiary or otherwise.

Section 26. Section Headings.

The headings of the sections of this Agreement are for reference only, are not a substantive part of this Agreement and are not to be used to affect the validity, construction or interpretation of this Agreement or any of its provisions.

Section 27. Integration.

This Agreement contains the entire agreement between the parties. There are merged herein all prior oral or written agreements, amendments, representations, promises and conditions in connection with the subject matter hereof. Any representations, warranties, promises or conditions not expressly incorporated herein shall not be binding on Company or Merchant.

Section 28. Governing Law/Severability.

This Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas. If any provision of this Agreement is contrary to Applicable Law, such provision shall be deemed ineffective without invalidating the remaining provisions hereof.

Section 29. JURISDICTION.

ANY SUIT, COUNTERCLAIM, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT BY EITHER PARTY IN THE COURTS OF THE STATE OF ARKANSAS OR IN THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF ARKANSAS (FAYETTEVILLE) AND MERCHANT HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY APPELLATE COURTS THEREOF FOR THE PURPOSE OF ANY SUCH SUIT, COUNTERCLAIM, ACTION, PROCEEDING OR JUDGMENT (IT BEING UNDERSTOOD THAT SUCH CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WAIVES ANY RIGHT TO SUBMIT ANY DISPUTES HEREUNDER TO ANY COURTS OTHER THAN THOSE ABOVE).

Section 30. Arbitration.

The parties understand and agree that all controversies or disputes of any kind arising out of or relating to this Agreement, now or in the future, shall be settled by arbitration. Without limiting the foregoing, this paragraph specifically applies to (1) transactions entered into or services provided prior, on, or subsequent to the date of this Agreement; and (2) the construction, performance, or alleged breach of this Agreement, between the COMPANY, ELIGIBLE ASSIGNEE and the MERCHANT at any time, including the issue of whether the dispute is subject to arbitration. Such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association as such rules are amended from time to time, and judgment upon the award rendered by the sole arbitrator may be entered in any court having jurisdiction thereof. The parties understand and agree that: (i) arbitration is final and binding on the parties; (ii) the parties are waiving their right to seek remedies in court, including the right to jury trial; (iii) pre-arbitration discovery is generally more limited than and different from court proceedings; (iv) the arbitrators’ award is not required to include factual findings or legal reasoning and any party’s right to appeal or to seek modification of rulings by the arbitrators is strictly limited; and, (v) in the event of arbitration, the losing party shall pay all reasonable administrative arbitration costs, including the arbitrator’s fee.

IN WITNESS WHEREOF, Company and Merchant have caused their duly authorized representatives to execute this Agreement effective as of the date set forth above.

MERCHANT		COMPANY

Nautilus, Inc.		The HELPcard

By:	/s/ Kenneth L. Fish	By:	/s/ Thomas W. Center
Title:	CFO	Title:	Pres.

Date:	June 11, 2010	Date:	6-14-10

Attachment to

The HELPcard Non-Recourse Merchant Agreement

Return/Credit Policy

The HELPcard may assess a return fee for credits issued by the Merchant. The amount of the fee will be based upon the elapsed time between the posting of the original cardholder charge and our receipt of the credit as follows:

1.	* to * Days: No return fees will be assessed to the Merchant. Merchant depository account will be debited the amount deposited by The HELPcard for the charge being credited.

2.	* to * Days: A return fee equal to *% of the requested credit amount will be assessed to the Merchant. Merchant depository account will be debited the amount deposited by The HELPcard for the charge being credited plus the return fee. *.

3.	Over * Days: A return fee equal to *% of the requested credit amount plus accrued cardholder finance charges and fees will be assessed to the Merchant. Merchant depository account will be debited *.

Please make sure all credits on returned items are issued immediately with The HELPcard. As part of Regulation Z of the Fair Credit Billing Act, the merchant has 7 days after an item has been returned to issue a credit with the charged credit card company.

I have read and understand the above return/credit policy.

MERCHANT		COMPANY

Nautilus, Inc.		The HELPcard

By:	/s/ Kenneth L. Fish	By:	/s/ Thomas W. Center
Title:	CFO	Title:	Pres.

Date:	June 11, 2010	Date:	6-14-10

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.